July 24, 2024
Dear Jeff:

Congratulations! We're delighted to offer you employment at Robinhood Markets, Inc. ("Robinhood"). We hope you'll join us in our mission to democratize finance for all.

You will join us as Chief Technology Officer reporting to Vlad Tenev, CEO. Your starting annual salary will be $550,000, less applicable taxes, deductions and withholdings. You will be paid biweekly on Robinhood’s regularly scheduled pay dates. Your first day of work at Robinhood will be your “Start Date.” We currently anticipate that your Start Date will be August 12, 2024, or another date mutually agreed upon in writing. Your work location is Robinhood’s Menlo Park location. You will report to Menlo Park on your start date unless specified otherwise. As your compensation and employment are tied to your work location, relocation to another country, state, or zip code must be pre-approved by your Manager and People Partner. Additionally, working outside of the US must be pre-approved by your Manager and People Partner.

Sign-On Bonus. You will receive a sign-on bonus of $2,000,000 less applicable taxes, deductions and withholdings. Your sign on bonus will be paid in two equal installments. The first installment will be paid to you within 30 days following your Start Date, provided you are continuously employed with Robinhood through that date. This first installment of your sign-on bonus is an advance payment to assist you in transitioning into your new role and is not earned until you complete 12 months of employment at Robinhood. If your employment terminates for any reason before the one year anniversary of your Start Date, you will be required to repay a pro rata portion of the first installment of your sign-on bonus to Robinhood (based on the number of full calendar months you were employed at Robinhood as of your termination date) on or before your last day of employment. The second installment will be paid to you within 30 days following the completion of 12 months of employment at Robinhood, provided you are continuously employed with Robinhood through that date. This second installment of your sign-on bonus is an advance payment and is not earned until you complete 24 months of employment at Robinhood. If your employment terminates for any reason after you received your second installment but before your two year anniversary of your Start Date, you will be required to repay a pro rata portion of the second installment of your sign-on bonus to Robinhood (based on the number of full calendar months you were employed at Robinhood between your first and second anniversary dates) on or before your last day of employment.

Equity. We will recommend to the People and Compensation Committee of Robinhood’s Board of Directors (the “Compensation Committee”) that you be granted an award of restricted stock units (“RSUs”) with a target value of $17,500,000. Each RSU will cover one share of Robinhood

Class A common stock. The number of RSUs granted will be determined by dividing the target value by the price per share that is used by the Company to calculate RSUs for your start date in accordance with the Company’s standard equity award practices in effect at the time of grant. You will vest in the RSUs quarterly over approximately four years, with 1/16th of the RSUs vesting on the first quarterly vesting date -- either March 1, June 1, September 1 or December 1 -- that is at least three months after the date on which you start work, and with the remainder vesting in 15 equal quarterly installments thereafter, subject to you continuing in employment or service with the Company through each respective vesting date. To provide a few examples: if your Start Date is February 1st, then your first vest will be June 1st; if your start date is March 1st, then your first vest will be June 1st; and if your start date is March 2nd, then your first vest will be September 1st. The RSUs will be subject to the terms and conditions of Robinhood’s 2021 Omnibus Incentive Plan and a restricted stock unit agreement between you and the Company. The grant of such RSUs is subject to the Compensation Committee’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of Robinhood. Further details on any specific RSU grant to you will be provided upon approval of such grant by the People and Compensation Committee.

Annual Robinhood Bonus Plan. Pursuant to the terms of any Senior Leadership Team (as identified by the People Committee) Annual Performance Bonus Plan then in effect, you will be eligible to receive a discretionary annual bonus up to 75% of your eligible earnings received during the applicable plan year. If your Start Date is on or before September 30th of the current calendar year, you will be eligible to participate in the Annual Bonus Plan this year, subject to the terms of the Plan. If your Start Date occurs after September 30th of the current calendar year, and provided you remain in a plan-eligible position, you will be eligible to begin participating in the Bonus Plan in the calendar year following your start date, subject to the terms of the Plan. Annual performance bonuses are not guaranteed and are based on a number of factors, including the Company’s performance against its objectives. To be eligible for an annual performance bonus, you must be employed in good standing by the Company on the date bonuses are paid. Please also note that the bonus plan doesn’t change the at-will nature of your employment. The plan and target bonus percentage are subject to modification or rescission by Robinhood at its sole discretion.

Employee Benefits. You’ll have access to Robinhood benefits offerings. Summary details of these plans will be sent separately, and you will be required to complete an enrollment process to activate your benefits after your Start Date. Robinhood may modify your benefits from time to time as it deems necessary.

Proprietary Information and Inventions Agreement. In order to work at Robinhood, we need you to read, complete, and sign the Proprietary Information and Invention Assignment Agreement during your onboarding process. This, among other things, prohibits unauthorized use or disclosure of Robinhood’s confidential information or any third party proprietary and confidential information. Review the Proprietary Information and Invention Assignment Agreement included in this document prior to signing the offer letter.

No Breach of Obligations To Prior Employers or Conflicts of Interest. We do not want you to violate any obligations you may have to your current or former employers. This includes making sure that you do not disclose any confidential or proprietary information of any former employer to Robinhood or use it in your work for Robinhood. By signing this offer letter and the other agreements referenced in this letter, you represent that your working for Robinhood will not violate any agreement between you and your current or past employers. We also want to avoid any actual, or perceived, conflict of interest between your role at Robinhood and any other activities or roles you are involved in. If you have any such outside activities you must submit an Outside Business Activity Disclosure Form and receive prior approvals.

At-Will Employment. Your employment with Robinhood will be “at-will.” This means that either you or Robinhood may terminate the employment relationship at any time, with or without notice, and with or without cause.  This at-will relationship cannot be changed, either orally or in writing, or by any policy or conduct, unless you receive a document expressly stating that your employment is no longer at-will, signed both by you and Robinhood’s VP of People or CEO.

Robinhood Policies. Our policies matter. As an employee of Robinhood, you will be expected to comply with the policies in our Employee Handbook, Code of Conduct and other policies applicable to your employment.

Eligibility to Work in the United States. When you begin employment with Robinhood, please bring appropriate documentation to verify your authorization to work in the United States. Robinhood may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

Registration Requirement For FINRA Registered Representatives. If you are required to register with FINRA, this offer is contingent upon a successful review and acceptance of your Form U4 so that you become an associated person of Robinhood Securities, LLC or Robinhood Financial LLC (as applicable). Your employment is contingent upon your ability to successfully register with FINRA in all 50 states of the United States. This will require the completion and submission of a Form U4 (available at: https://www.finra.org/sites/default/files/form-u4.pdf), and fingerprinting within 30 days following the filing of your Form U4 (deadline currently extended due to the current stay at home orders). Your employment is also contingent upon your ability to successfully become a registered representative in all jurisdictions listed on Form U4, including all 50 states of the United States, District of Columbia, Puerto Rico, and the Virgin Islands.

In order for us to submit your Form U4 and access any relevant information relating to your prior registration with FINRA, you are required to sign an authorization for WebCRD review as well as a Form U4 Arbitration Acknowledgement.  Robinhood will review and verify your past employment in WebCRD and when made available your most recent U5 information.  Your employment is contingent upon verification of the information provided and Robinhood’s assessment of references and past employers.  If you were previously registered with the NFA, you will be required to submit CFTC Form 8-T.

In connection with becoming an associated person of Robinhood Securities, LLC or Robinhood Financial LLC (as applicable), additional forms will be separately provided to you requesting that you disclose all of your outside business activities as well as any outside brokerage accounts.  Your employment is contingent upon Robinhood’s review of the information provided as well as your agreement, if applicable, to any specific conditions or limitations as Robinhood may deem necessary.

Background Check. This offer is contingent upon (and you may not start employment until) the successful completion of your background check, which includes fingerprinting and an OFAC screening due to regulatory requirements. We expect our employees to operate with the highest integrity, to be accurate and honest in providing information in the application, interview, and hiring process, and to disclose any information that may prevent or interfere with prompt licensing (if applicable to the job). Robinhood reserves the right to rescind this offer or terminate employment due to an unsatisfactory background check, adverse disclosure events reported on a Form U4/U5 (if applicable), or any inaccurate or undisclosed information in connection with the application, interview, or hiring process.

Arbitration Agreement.  During your onboarding process, you will also be required to sign a Mutual Agreement To Arbitrate document. Arbitration is a process of private dispute resolution, and in the unlikely event that there is a dispute between you and Robinhood, it would be submitted to arbitration for resolution. Please read the agreement included in this document for more information.

Entire Agreement. This offer letter and the referenced agreements and policies constitute the entire agreement between you and Robinhood and supersede any prior understandings or agreements, whether oral or written, between you and Robinhood.

Accepting this Offer. To accept this offer, please sign and date this letter. We would love to hear from you sooner, but we will give you until August 2, 2024 to accept, unless we mutually agree in writing to a later deadline.
If you have any questions, please reach out to your Recruiter or Hiring Manager. We can’t wait for you to join our team!

I have read and accept this employment offer.

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Mutual Agreement To Arbitrate
I understand that Robinhood Markets, Inc. (“the Company”) values its relationship with its employees and hopes to avoid potential employment disputes, though I also understand that disputes may arise on occasion. By entering into this Mutual Agreement to Arbitrate (“Agreement”), the Company and I anticipate gaining the benefits of an efficient, impartial, final and binding dispute-resolution procedure. I understand that acceptance of this Agreement is a condition of my employment or continued employment with the Company, and my signature below will be deemed to be consent to this Agreement. I understand that by offering this Agreement, the Company agrees to be bound by its terms if I consent to this Agreement.
Claims Covered By This Agreement. The Company and I agree to resolve exclusively through binding arbitration all claims, disputes, or controversies (“claims”), past, present or future, arising out of my employment (or its termination), between us involving (1) myself, (2) the Company, (3) the Company’s officers, directors, employees or agents, (4) the Company’s parent, subsidiary and affiliated entities, (5) the Company’s benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates and agents (except where the plans expressly preclude arbitration), or (6) their successors and assigns, to the maximum extent permitted by law. This Agreement is intended to be both retrospective and prospective, and claims are intended to include past, present, and future claims, including claims that may have originated or accrued prior to the signing of this Agreement. Examples of claims that we both agree to submit to arbitration include claims of discrimination, harassment, retaliation, wrongful termination, unpaid wages, breach of contract, defamation, and all other claims related to the employment relationship. The Arbitrator’s decision shall be final and binding upon the parties and subject to review only as provided by Applicable Law (defined below).
Claims Not Covered By This Agreement. This Agreement does not (1) prohibit the filing or pursuit of injunctive relief in a court of law; (2) cover claims which, under Applicable Law, are not subject to or are excluded from arbitration; (3) cover claims which are subject to arbitration under the Code of Arbitration Procedure for Industry Disputes before the Financial Industry Regulatory Authority (FINRA) or other applicable self-regulatory organizations; (4) restrict my right to file administrative claims with any government agency (where the parties may not restrict an employee’s ability to file such claims); or (5) cover claims, except at my election, for sexual assault or sexual harassment as those terms are defined in 9 U.S.C. § 401 that arose or accrued on or after March 3, 2022, understanding that the Company and I still agree to resolve the underlying claims in arbitration to the fullest extent permitted by law. I understand that I am not barred from reporting any good faith allegations of unlawful employment practices or criminal conduct to appropriate federal, state or local agencies, or from making other truthful statements or disclosures. I further acknowledge that I can participate in a proceeding with any appropriate federal state, or local government agency enforcing discrimination laws. I understand that nothing in this Agreement shall be deemed to prohibit me from (i) filing an unfair labor practice charge under the National Labor Relations Act or participating or assisting in proceedings before the National Labor Relations Board; or (ii) filing a charge or complaint of age or other employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or state or local equivalent, or from participating in any investigation or proceeding conducted by the EEOC or state or local equivalent.

Class and Collective Action Waiver. Unless prohibited by Applicable Law, the Company and I agree that all claims may only be brought in the party’s individual capacity, and the Company and I mutually waive our right to bring, maintain, and participate as a member in any class or collective action (or any action involving class or collective certification procedures) against the other. Claims asserted in a private attorney general capacity involving any violations suffered by a party individually shall be arbitrated on an individual basis only. Any non-individual claims asserted in a private attorney general capacity involving violations suffered by other individuals will be stayed pending the outcome of the arbitration involving any violations suffered by a party individually.
Arbitration Procedure. The arbitration will be administered by JAMS in accordance with the JAMS Employment Arbitration Rules & Procedures (and no other rules), which are currently available at http://www.jamsadr.com/rules-employment-arbitration. I understand that the Company will supply me with a printed copy of those rules upon my request. The Arbitrator shall be a retired judge (the “Arbitrator”), selected under the JAMS Rules. If JAMS does not have an office in the state where I was last employed, then the arbitration will be administered by the American Arbitration Association by a retired judge.
Applicable Law. The substantive provisions of the Federal Arbitration Act (“FAA”) shall govern the interpretation and enforcement of this Agreement. If for any reason the substantive provisions of the FAA do not apply, interpretation and enforcement of this Agreement shall be governed by the substantive law of the state where I work or worked for the Company. For claims subject to arbitration, the Arbitrator will apply the substantive law of the State where I work or worked, or federal law, or both, as applicable.
Arbitrator Authority. The arbitrator may not (1) without the consent of all parties, combine more than one individual’s claim or claims into a single case, (2) participate in or facilitate notification of others of potential claims, or (3) arbitrate or preside over any form of a class, collective, or representative proceeding. If a party violates this Agreement by commencing an action asserting a claim in a court of law, then the court (and not an arbitrator) shall have the authority to resolve any disputes about the interpretation, formation, existence, enforceability, validity, and scope of this Agreement, including the Class and Collective Action Waiver. However, if a party complies with this Agreement and files for arbitration without filing a complaint in a court of law, then the arbitrator shall have the authority to resolve any disputes about the interpretation of this Agreement for purposes of discovery or the merits of the underlying claim, but shall have no authority to resolve any disputes about the formation, existence, enforceability, or validity of this Agreement, including the Class and Collective Action Waiver.
Arbitration Location. The arbitration shall take place in the county (or comparable governmental unit) where I am or was last employed by the Company.
Arbitration Costs. I understand that if I initiate a claim, I will be required to pay an initial JAMS Case Management Fee pursuant to the JAMS Employment Arbitration Rules & Procedures, and that the balance of administrative fees and costs unique to arbitration shall be allocated as provided in the JAMS Rules and under Applicable Law. However, I will not have to pay any case filing fees if doing so would render this Agreement unenforceable under Applicable Law.
Protected Activity. Nothing in this Arbitration Agreement prevents me from (a) communicating with the Securities and Exchange Commission, the Commodity Futures Trading Commission, or the Financial Industry Regulatory Authority, or any other applicable regulatory agency; (b) exercising protected rights, including without limitation, as applicable, those rights granted under Section 7 of the National Labor Relations Act to engage in concerted activities for the purpose of collective bargaining or other mutual aid or protection, or otherwise disclosing information as permitted by applicable law, regulation, or order; or (c) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful. I acknowledge that I do not require prior authorization to engage in activity protected by this paragraph, and I do not need to notify Robinhood that I have engaged in such activity. Robinhood does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.
Entire Agreement, Modification, And Severability. This is the complete Agreement between the parties on the subject of arbitration, except as provided herein. No party is relying on any representations except as specifically set forth in this Agreement. Any modification or amendment of this Agreement must be in writing and signed by myself and the Company’s Chief Executive Officer. If any provision of this Agreement is held to be void or unenforceable, that shall not affect the validity of the remainder of the Agreement. All other provisions shall remain in full force and effect. If the Class and Collective Action Waiver is found to be unenforceable despite this severability provision, then any claim brought on a class or collective action basis must be filed in a court of competent jurisdiction, and such court shall be the exclusive forum for such claims, but the portion of the Class and Collective Action Waiver that is enforceable shall be enforced in arbitration.
Understanding of Agreement. I acknowledge that I have carefully read this Agreement, that I understand its terms, and that I have entered into the Agreement voluntarily and not in reliance on any promises or representations other than those contained in this Agreement itself.
Consent by Company. By offering this Agreement, I understand that the Company agrees to be bound by its terms if I consent to this Agreement.
I understand that by signing this Agreement I am giving up my right to a jury trial for claims covered by this Agreement.
I further acknowledge that I have been given the opportunity to discuss this Agreement with my own private legal counsel at my expense and have availed myself of that opportunity to the extent I wish to do so.
This Agreement will be legally binding once it is signed by me.

PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT
In exchange for (i) my employment or continued employment with Robinhood Markets, Inc., (the “Company”); (ii) the promise to provide me with the Company’s Proprietary Information, as described below; (iii) the ability to participate in Company or Company-sponsored programs or plans; and (iv) other valuable things given to me by the Company, I voluntarily enter into this Proprietary Information and Invention Assignment Agreement (“Agreement”) with the Company.
1.Purpose of Agreement. I understand that:
●The Company is engaged in a continuous program of research, development, production and marketing in connection with its current and projected business;
●The Company develops and uses valuable business, technical, financial, proprietary, and/or customer information that it protects by limiting its disclosure and by keeping it secret or confidential;
●The Company derives value from the development and use of its confidential and Proprietary Information;
●It is critical for the Company to preserve and protect its confidential and Proprietary Information, the Company’s rights in certain inventions and works and its related intellectual property rights;
●I am entering into this Agreement, whether or not I am expected to create Inventions or other works of value for the Company;
●I believe that the responsibilities imposed on me in this Agreement are reasonable and are designed to protect what I consider to be the legitimate and protectable interests of the Company, including its trade secrets and other confidential information; and
●The statements made above in Section 1 are material terms of this Agreement.
2.Disclosure of Inventions. I will promptly disclose in confidence to the Company, or to any person that the Company appoints, all Inventions that I make, create, conceive or first reduce to practice, either alone or with others while I am employed by the Company, whether or not in the course of my employment and whether or not patentable, copyrightable or protectable as Trade Secrets. As used in this Agreement, “Trade Secrets” shall mean information qualifying for legal protection under the Defend Trade Secrets Act, any applicable version of the Uniform Trade Secrets Act, or other applicable law. As used in this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and Trade Secrets.

3.Work for Hire; Assigned Inventions. I agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.
●I agree that all Inventions described in Section 2 of this Agreement that (i) are developed using equipment, supplies, facilities or Trade Secrets of the Company; (ii) result from work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Invention(s)”) will be the exclusive property of the Company.
●I agree that I have no ownership interest in or right to any Assigned Invention even though I may have created, written, or designed it. I cannot ever use any Assigned Invention for my personal benefit or reasons either during or after my employment with the Company.
●I agree that I have no right to take, use, copy, exploit, or manipulate any of the Assigned Inventions, including but not limited to the pictures/images, templates, code, art, articles/writings, or other creative work product that I create, write, or design while employed at the Company.
4.Excluded Inventions and Other Inventions. Attached to this Agreement as Exhibit A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made or acquired by me prior to the Effective Date (as described in Section 28, below), and which are not to be assigned to the Company (“Excluded Inventions”). If I do not list anything in Exhibit A, that is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, on or after the Effective Date, other than Assigned Inventions and Excluded Inventions. I agree that if (i) I use any Excluded Inventions or any Other Inventions while working for the Company, (ii) I include either in any product or service of the Company, or (iii) my rights in any Excluded Inventions or Other Inventions may interact with the Company’s rights under this Agreement, I will immediately notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I grant to the Company a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights. This grant exists whether or not I give the Company notice as required above.

5.Exception to Assignment. I understand that the Assigned Inventions will not include, and Sections 3, 4, and 6 do not apply to, any invention that qualifies fully for exclusion under applicable federal, state, or local laws, or as other set forth in Section 26, below.
6.Assignment of Rights. I assign and irrevocably transfer to the Company: (i) all of my rights, title and interests in any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, Trade Secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in any Assigned Inventions. I also forever waive and agree never to assert any Moral Rights that I may have in any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 4, even after termination of my employment with the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right.
7.Assistance. I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide. I will sign and deliver any documents that the Company may reasonably request from me in connection with providing that assistance. My obligations under this Section 7 will continue beyond the end of my employment with the Company, so long as the Company agrees to compensate me at a reasonable rate. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.
8.Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust. This applies to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the Company or other people in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agrees to hold such information or materials in confidence (the “Proprietary Information”). Proprietary Information may be contained in tangible material such as writings, data, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Proprietary Information includes, but is not limited to, information about the Company’s:

●Assigned Inventions,
●competitive business and marketing plans, product plans,
●login credentials to Company electronic systems and/or Company social media channels,
●designs,
●data (including but not limited to, financial data),
●algorithms,
●prototypes,
●software systems,
●computer codes and instructions, processing systems and techniques, hardware and software configurations,
●test protocols,
●business strategies,
●financial information,
●forecasts,
●private personnel information, including an individual’s name in combination with any of the following: the individual’s social security number, tax I.D. number, state issued identification card or driver’s license number, financial or healthcare information,
●terms of contracts (excluding employment-related contracts),
●customer and supplier lists,
●customers and suppliers, including non-public names and addresses, buying and selling habits, special needs, and other information received from third parties subject to obligations of non-disclosure or non-use.

I understand that the definition of Proprietary Information is not intended to limit or restrict rights under applicable law, such as engaging in protected activity under the National Labor Relations Act, including discussing wages, hours, or working conditions, as described more fully in Section 10 below.
9.Confidentiality. At all times, both during and after my employment, I will keep all Proprietary Information in strict confidence and trust.
●I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company or as otherwise permitted herein.
●I agree that I have no ownership interest in or right to any Proprietary Information even though I may have created, written, or designed it. I cannot ever use any Proprietary Information for my personal benefit or reasons either during or after my employment with the Company.
●Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents, data, or materials (or copies) containing any Proprietary Information.
●Nothing in this Section 9 or otherwise in this Agreement shall limit or restrict in any way my immunity from liability for disclosing the Company’s Trade Secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached to this Agreement as Exhibit B.
10.Confidential Disclosures. I acknowledge and understand nothing in this Agreement prohibits me from:
(a) communicating with the Securities and Exchange Commission, the Commodity Futures Trading Commission, or the Financial Industry Regulatory Authority, or any other applicable regulatory agency, legislative body, or official (or their staff members) regarding an alleged violation of law or regulation, with the understanding that I do not require prior authorization to engage in activity protected by this paragraph, and I do not need to notify the Company that I have engaged in such activity; provided, however, that the Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information; ;

(b) from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, retaliation, wage and hour violations, sexual assault, violations of public policy, or any other conduct that I have reason to believe is unlawful; or
(c) otherwise making disclosures that are protected under applicable law, including, without limitation, the National Labor Relations Act, the Defend Trade Secrets Act, and any rule or regulation promulgated by the Securities and Exchange Commission, the Commodity Futures Trading Commission, the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other federal, state, or local government agency.
I further agree that this Agreement will not be interpreted, applied, or enforced to interfere with, restrain, or coerce employees in the exercise of their rights under Section 7 of the National Labor Relations Act, or other applicable laws, including but not limited to the rights to (1) organize a union to negotiate with the Company concerning their wages, hours, and other terms and conditions of employment; (2) form, join, or assist a union; (3) discuss wages and other working conditions with co-workers or a union; (4) take action with one or more co-workers to improve working conditions; or (5) choose not to engage in any of these activities.
11.Physical Property. All documents and other physical property provided by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company. I will return this property to the Company when requested, excepting only copies of records relating to my personnel employment records (to the extent these have been provided to me in accordance with Company policy and/or applicable laws), compensation, and any personal property I bring with me to the Company and designate as such. When my employment ends, I will return to the Company all of its property, and I will not take with me, copy, or retain any of that property.
12.No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any agreement with any former employer or other party. This includes agreements about invention assignment, proprietary information, confidentiality, and non-competition, for example. I will not bring with me to the Company or use in the performance of my duties for the Company anything from a former employer or third party if it is not generally available for use by the public or if it has not been legally transferred to the Company.
13.“At Will” Employment. I understand that this Agreement does not create a contract of continued employment or obligate the Company to employ me for any period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or by me. I acknowledge that any statements or representations to the contrary are ineffective, unless put in writing and signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not an assurance of continuing employment for any particular period of time.
14.Company Opportunities; Duty Not to Compete. During my employment, I will always devote my best efforts to the interests of the Company. I will not, without the prior written consent of the Company, engage in, or encourage others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.
15.Non-Solicitation. To the extent applicable laws allow, I understand that I am obligated to abide by the restrictions on solicitation in this Section 15.
(a)Definitions.

●“Restricted Person” means an employee or consultant of the Company (i) with whom I had business-related contact during my employment with the Company, or (ii) about whom I had access to Proprietary Information during my employment with the Company.

●“Competing Organization” means any person or entity that is engaged in the marketing, selling, or providing of a Competing Product within any geographic area(s) where the Company conducts business while these covenants are in effect.

●“Restricted Customer or Supplier” means a current customer or supplier of the Company (i) who I called on, contacted, serviced, or solicited to sell or attempted to sell Company products or services, or attempted to maintain or cultivate a business relationship with the Company; (ii) whose dealings with the Company I coordinated or supervised during my employment with the Company; (iii) about whom I had access to Proprietary Information during my employment with the Company; or (iv) who received products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for me during my employment with the Company.

●“Competing Product” means any component, product, system, service, technology, process, or practice that is researched, developed, produced,

provided, marketed or sold by any person or entity other than the Company and that competes directly or indirectly with a component, product, system, service, technology, process, or practice of the Company that I had responsibilities for, or access to Proprietary Information about, during my employment with the Company.

(b)Non-Solicitation of Employees/Consultants. I agree that during my employment with the Company, I will not, directly or indirectly, solicit (or encourage or assist others to solicit) away from the Company any Restricted Person to obtain employment with or provide services to a Competing Organization or interfere with the performance by any Restricted Person of their duties for the Company.
(c)Non-Solicitation of Suppliers/Customers. I agree that during my employment with the Company, I will not directly or indirectly solicit (or encourage or assist others to solicit) any Restricted Customer or Supplier to terminate or reduce its business with the Company, to purchase or promote a Competing Product, or to transfer all or a portion of its business to a Competing Organization.
(d)Reasonableness. I agree that the restrictions on solicitation in this Section 15 are reasonable and necessary in light of the Company’s need to protect its Trade Secrets and other Proprietary Information and the goodwill of the Company’s business.
(e)Review of Your Circumstances. If you have concerns about whether a particular situation may trigger this Section 15, then please contact the Company’s Employment Legal Counsel to see if the Company can sort through the issue with you.
16.Reformation. If any covenant, provision or language of Section 15 is determined to be unreasonable and/or unenforceable by a court or arbitrator, the parties authorize the court or arbitrator to revise the covenant, provision or language to cover the maximum period, scope and subject matter permitted by applicable law. If the court or arbitrator refuses, the parties agree that Section 15 will not be rendered null and void if it is possible to deem it amended to provide for the maximum restrictions (not greater than those contained in Section 15) reasonable and/or enforceable under applicable law.
17.Use of Name & Likeness. I authorize the Company to use my name, photograph, likeness, voice, and professional information, and any type of reproduction, in any form of media or technology now known or later developed, both during and after my employment, for purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

18.Notification. I authorize the Company, during my employment and after, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities under it.
19.Injunctive Relief. I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm and that it will therefore be entitled to injunctive relief to enforce this Agreement. I further understand that this Section 19 shall not be interpreted to be an election of any remedy, or as a waiver of any right available to the Company under this Agreement, any binding arbitration agreement, or the law. For instance, the Company still has the right to seek damages from me for a breach of any provision of this Agreement because this Section does not limit the rights or remedies available for any violation of this Agreement.
20.Governing Law; Severability. This Agreement is intended to add to any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its Trade Secrets. This Agreement will be governed by and construed in accordance with the laws of the state in which I principally perform work for the Company and, for remote employees, reside without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is unenforceable in any respect, it will be enforced to the maximum extent possible. To the extent that provision cannot be enforced, it will be stricken from this Agreement and the remaining provisions will be enforced as if the unenforceable provision had never been contained in this Agreement.
21.Counterparts. This Agreement may be executed in any number of counterparts, each of which will be considered to be an original, and all of which together will be considered to be one and the same agreement.
22.Entire Agreement. This Agreement and the documents referred to in it are the entire agreement and understanding of the parties with respect to the Agreement’s subject matter, and supersede all prior understandings and agreements, whether oral or written, between the parties about that subject matter, except for any binding arbitration agreements between the Company and me.
23.Amendment and Waiver. This Agreement may be amended only by a written agreement signed by each of the parties to this Agreement. No amendment, waiver, or modification of any obligation under this Agreement will be enforceable unless specifically set forth in a writing signed by the party against whom/which enforcement is sought. A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be a waiver of that term or condition with respect to any other instance.

24.Successors and Assigns; Assignment. The rights and obligations of the parties to this Agreement will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives, except as provided otherwise in the Agreement. The Company may assign any of its rights and obligations under this Agreement. I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations under it except with the prior written consent of the Company.
25.Further Assurances. The parties will sign other documents and take further actions that may be reasonably necessary to carry out the intent of this Agreement. Upon termination of my employment with the Company, I will sign a document confirming my agreement to comply with the post-employment obligations contained in this Agreement.
26.Exceptions and Acknowledgments for Certain States. If I principally perform work for the Company and, for remote employees, reside in any of the states listed below at the time I sign this Agreement (or, if I am a new employee, I will primarily reside in or work for the Company in any of the states listed below when my employment starts), the following exceptions and acknowledgments shall apply:
**CALIFORNIA: The following exceptions apply to me: I acknowledge that the intellectual property assignment in Section 3 does not apply to inventions excluded under Cal. Lab. Code § 2870, which provides: “Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of concept or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.”
**COLORADO: The following exceptions apply to me: (1) Section 15 shall be interpreted to apply to the full extent permitted by Colo. Rev. Stat.  § 8-2-113 and shall not be interpreted to apply in any manner that would constitute a violation of Colorado law; (2) the Company provided me with notice of this Agreement before I accepted an offer of employment with the Company (if I am a new employee) or provided me with notice of this Agreement and at least fourteen (14) days to review and sign this Agreement before the Effective Date of this Agreement or the Effective Date of any additional compensation or change in the terms or conditions of employment that provides consideration for the Agreement (if I am an existing employee); and (3) Section 15 shall not apply to me after my employment with the Company ends.
**GEORGIA: Section 15(a) shall be limited to the geographic area in which I performed duties and services for the Company during my employment with the Company.

**ILLINOIS: I acknowledge and agree that the Company provided me with at least fourteen (14) calendar days to review and sign this Agreement, during which time I had the right to consult with counsel at my sole expense and that voluntarily signing this Agreement before the expiration of fourteen (14) calendar days shall serve as a waiver of the fourteen (14) calendar day review period. I further acknowledge and agree that Section 15 shall not apply to me after my employment with the Company ends.
**MINNESOTA: The intellectual property assignment in Section 3 shall not apply to an invention for which no Company, supplies, facility, or Trade Secret information was used and which was developed entirely on my own time, unless (a) the invention relates directly to the Company’s business, or actual or demonstrably anticipated research or development; or (b) the invention results from any work I performed for the Company.
**TEXAS: I acknowledge that, in exchange for my promises in this Agreement, from the inception of this Agreement and continuing on an ongoing basis during my employment with the Company, the Company promises to provide me with new Proprietary Information to which I have not previously had access and of which I do not currently have knowledge only to perform my job.
**UTAH: I acknowledge that the intellectual property assignment in Section 3 does not apply to an invention that is created by me entirely on my own time and is not an “employment invention.” An “employment invention” is an invention which is conceived, developed, reduced to practice or created by me (i) within the scope of my employment for the Company; (ii) on the Company’s time; or (iii) with the aid, assistance, or use of any of the Company’s property, equipment, facilities, supplies, resources or intellectual property.
**WASHINGTON: The following exceptions apply to me: the intellectual property assignment in Section 3 shall not apply to an invention for which no Company equipment, supplies, facility, or trade secret information was used and which was developed entirely on my own time, unless (a) the invention relates directly to the Company’s business, or actual or demonstrably anticipated research or development; or (b) the invention results from any work I performed for the Company.
**WISCONSIN: The following exceptions apply to me: the restriction on use or disclosure of the Company’s Proprietary Information in Section 8 applies during my employment with the Company for as long as the Proprietary Information is a Trade Secret or, if not a Trade Secret, for thirty-six (36) months after my employment ends.
27.Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.

[Section 28 and signatures follow on the next page.]

28.Effective Date of Agreement. This Agreement is effective on the earlier of the date upon which this Agreement is signed by me or the first day of my employment by the Company. By working for the Company, this Agreement applies to me as a term and condition of my employment regardless of whether I sign it.
29.Consent by Company. By offering this Agreement, I understand that the Company agrees to be bound by its terms.

*    Your employment at the Company is contingent upon the review and approval of the inventions you disclose below in Exhibit A. The Company signature in this section does not represent the Company’s approval of your disclosures on Exhibit A. If anything is disclosed by you on Exhibit A, you will receive a separate written or email notification informing you whether your prior invention(s) cleared

Exhibit B
DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:
18 U.S. Code Section 1833 provides as follows:
Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.